Exhibit 99.1

CONTACTS:

CORPORATE COMMUNICATIONS		INVESTOR RELATIONS
Sherrie Gutierrez		Laura Guerrant
Aviza Technology, Inc.		Principal
Corporate Marketing Manager		Guerrant Associates
Phone:	+1 (831) 439-6382	Phone:	+1 (808) 882-1467
Fax:	+1 (831) 439-6223	Fax:	+1 (808) 882-1267
sherrie.gutierrez@aviza.com		lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

AVIZA TECHNOLOGY ANNOUNCES GLOBAL RESTRUCTURING

Company Provides Update to Forecast for Second Quarter Fiscal 2008

SCOTTS VALLEY, Calif., April 3, 2008—Aviza Technology, Inc. (NASDAQ: AVZA), a supplier of advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets, today announced plans for significant restructuring following an analysis of the Company’s product strategy, served markets and internal operations.

The restructuring of the Company’s global workforce, products and business operations is designed to reduce the Company’s cost structure, as well as improve operational execution and financial performance.  Aviza will refocus on its core strengths in the areas of ALD technology for the sub-45nm nodes, and Etch and PVD technologies for the fast growing 3D-IC market segments.  The end markets for these products continue to grow and are products in which Aviza believes it has competitive advantages as demonstrated by recent wins for ALD in Japan, Etch for MEMS devices and PVD for power ICs.

Aviza will downsize programs, products and spending related to trench capacitor technology for DRAMs, and will decrease its overall dependence on the DRAM market.  In addition to shedding assets that are not core to Aviza’s future business plan, Aviza will cease development of large batch thermal systems for the trench capacitor market.  However, Aviza will continue to service and support its large global installed base of these products and will retain the capability to manufacture those systems when customers require additional units.

-more-

“This restructuring effort is designed to allow Aviza to focus on our core market strengths, shed some underperforming products, and ultimately position the Company for growth,” said Jerry Cutini, Aviza’s President and CEO.  “We have taken multiple actions to properly scale our Company, including a recent reduction in workforce, divesting of certain operations such as our machine shop in the U.K., and focusing our spending on markets and products that have a clear path for sustainable growth.  In doing so, we expect that Aviza will be better positioned to become profitable on an ongoing basis.”  Cutini concluded, “We feel confident that the measures we are taking will enable Aviza to lower its financial break-even point and improve our financial performance going forward.”

The cost of the restructuring program and other one-time charges is estimated to be in the range of $20 million to $24 million, primarily attributable to the write down of assets relating to non-core products which include inventory revaluation, cancellation of purchase commitments, and fixed assets.  In addition, it includes certain costs relating to an approximate 15 percent world-wide reduction in force of employees and contractors.  Aviza expects additional savings to occur when the Company vacates its current location in Scotts Valley, CA and relocates its headquarters to a more appropriately sized facility in Santa Clara County.  Volume manufacturing will no longer be performed at Aviza’s current location.  Aviza anticipates that the restructuring plan will result in annualized savings of approximately $16 million to $20 million.

UPDATE TO FORECAST – FISCAL 2008 SECOND QUARTER ENDED MARCH 28, 2008

On January 31, 2008, Aviza provided guidance for the second quarter of fiscal 2008 and forecasted net sales in the range of $30 million to $35 million, with an operating loss in the range of approximately $7.0 million to $8.0 million.  Aviza anticipates second quarter results to be towards the low end of this guidance, excluding any restructuring charges.

PRELIMINARY FORECAST – FISCAL 2008 THIRD QUARTER ENDING JUNE 27, 2008

Aviza currently anticipates net sales for the third quarter of fiscal 2008 to be above $36 million.  An update to this guidance will be provided in the press release announcing fiscal 2008 second quarter financial results, tentatively expected to be released in early May 2008.

CONFERENCE CALL INFORMATION

Aviza has scheduled a conference call for Friday, April 4th at 9:00 a.m. EDT / 6:00 a.m. PDT to discuss the Company’s restructuring plan and updated forecast for the fiscal 2008 second quarter.  The call will be hosted by Jerry Cutini, president and chief executive officer, and Patrick O’Connor, executive vice president and chief financial officer.

Investors will have the opportunity to listen to the conference call over the Internet.  To listen to the live web cast Friday, April 4th at 9:00 a.m. EDT / 6:00 a.m. PDT, log on to the Aviza website at www.aviza.com.  To access the live conference call Friday, April 4th at 9:00 a.m. EDT / 6:00 a.m. PDT, dial 800-257-7063.

A digital replay will be available on Aviza’s website at www.aviza.com under “Calendar of Events” in the “Investors” section of the website two hours after the conclusion of the conference call.

A telephone replay will also be available two hours after the conclusion of the conference call from April 4th to April 11th, 2008.  You may access the telephone replay by dialing 303-590-3000 or 800-405-2236 and entering the confirmation code 11111773#.

Safe Harbor

This press release contains forward-looking statements.  These forward-looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations.  You should not rely upon these forward-looking statements as predictions of future events because we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur.  These forward-looking statements include, but are not limited to, the statements made by Jerry Cutini and all statements containing the words “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements.  Some of these factors and other important factors are detailed in our various Securities and Exchange Commission filings, particularly in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, copies of which are available from us without charge.  Please review these filings and do not place undue reliance on these forward-looking statements.  We assume no obligation to update forward-looking statements.

About Aviza Technology, Inc.

Aviza Technology, Inc. designs, manufactures, sells and supports advanced semiconductor capital equipment and process technologies for the global semiconductor industry and related markets.  The Company’s systems are used in a variety of segments of the semiconductor market, such as advanced silicon for memory devices, advanced 3-D packaging and power integrated circuits for communications.  Aviza’s common stock is publicly traded on the NASDAQ Global Market (NASDAQ GM: AVZA).  Aviza is headquartered in Scotts Valley, Calif., with manufacturing, R&D, sales and customer support facilities located in the United Kingdom, Germany, France, Taiwan, China, Japan, Korea, Singapore and Malaysia.  Additional information about the Company can be found at http://www.aviza.com.

# # #